Exhibit 99.1

Frontier Communications
3 High Ridge Park
Stamford, CT 06905
203.614.5600
www.frontier.com
Contact:
Steve Crosby
SVP, Government and Regulatory Affairs
916.206.8198
steven.crosby@ftr.com

FRONTIER COMMUNICATIONS ELECTS THREE NEW BOARD MEMBERS

Elections follow completion of Frontier’s acquisition of Verizon wireline operations in 14 States

STAMFORD, Conn., July 7, 2010 -- Frontier Communications Corporation (NYSE: FTR), the leading provider of communications services to rural America, today announced the election of Edward Fraioli, Pamela D.A. Reeve and Mark Shapiro to its Board of Directors.  These changes to the Board were required by the terms of the merger agreement between Frontier and Verizon Communications, which include a provision that the Frontier Board, post-merger, consist of 12 directors, three to be initially designated by Verizon and nine by Frontier.

"The changes to Frontier’s Board of Directors ensure the company will continue to benefit from a diversity of experience and opinions. Ed, Pam and Mark have proven leadership skills, broad management experience in established companies, and are truly independent thinkers familiar with challenging market conditions," said Maggie Wilderotter, Chairman and CEO of Frontier.  “Together they add leadership, operational and financial expertise, as well as extensive corporate governance experience.”

The new members of the Board of Directors are:

Edward D. Fraioli recently retired from Ernst & Young LLP, a public accounting firm, where he had been a partner since 1984.  He served as Professional Practice Director for Ernst & Young’s Private Equity practice since 2008, where he was responsible for support of engagement teams on accounting and auditing matters.  From 2005 through 2008, Mr. Fraioli served as Ernst & Young’s Global Vice Chairman for Independence matters within Global Quality and Risk Management, where he was responsible for the Ernst & Young’s global independence organization.  Prior to 2005, he served as lead audit partner on a number of public and global companies.

Pamela D. A. Reeve has been a director of American Tower Corporation since March 2002 and serves as the Lead Director and a member of the compensation and nominating and corporate governance committees of the American Tower board.  From November 1989 to August 2004, she was the founder and a director of Lightbridge, Inc., a global provider of mobile business software and technology solutions, offering products and services for the wireless telecommunications industry, where she held various executive positions, including President and Chief Executive Officer. Ms. Reeve served on the board of directors of LiveWire Mobile, Inc. from 1997 until November 2009.

Mark Shapiro served as President, CEO and a director of Six Flags Entertainment Corporation (formerly Six Flags, Inc.), a theme park company, from December 2005 until May 2010.  Prior to joining Six Flags, Mr. Shapiro spent 12 years at ESPN, Inc., where he served as Executive Vice President, Programming and Production and in various other capacities.  Mr. Shapiro has been a director of Live Nation, Inc. since November 2008 and a trustee on the board of Equity Residential since January 2010.

About Frontier
Frontier Communications Corporation (NYSE: FTR) offers voice, High-Speed Internet, satellite video, wireless Internet data access, data security solutions, bundled offerings, specialized bundles for small businesses and home offices, and advanced business communications Access Solutions for medium and large businesses in 27 states and with approximately 14,600 employees. More information is available at www.frontier.com and www.frontier.com/ir.

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